                                AMENDMENT NO. 1
                        TO AGREEMENT AND PLAN OF MERGER

  This Amendment No. 1 to Agreement and Plan of Merger (this "Amendment"), dated as of June 5, 1998, by and among American General Hospitality Corporation, a Maryland corporation ("AGH"), American General Hospitality Operating Partnership, L.P., a Delaware limited partnership ("AGH OP" and together with AGH, the "AGH Parties"), on the one hand, and the CapStar Hotel Company, a Delaware corporation ("CapStar"), CapStar Management Company, L.P., a Delaware limited partnership ("CapStar Management I"), and CapStar Management Company II, L.P., a Delaware limited partnership ("CapStar Management II" and together with CapStar Management I, the "CapStar Partners"). (The CapStar Partners and CapStar sometimes collectively referred to herein as the "CapStar Parties").

                                   RECITALS:

  The AGH Parties and CapStar Parties are parties to the Agreement and Plan of Merger, dated as of March 15, 1998 (the "Merger Agreement"). The parties now desire to amend certain provisions of the Merger Agreement as provided hereby.

  NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend certain provisions of the Merger Agreement as follows:

  1. Recital D of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

  "D. In connection with the Merger, the following additional transactions will be effected (the Merger, together with the other documents, agreements and transactions, including without limitation, the Spin-Off Transaction and the OP Reorganization (as defined below), contemplated by this Agreement, being referred to collectively herein as the "Transactions"): (i) pursuant to a series of merger, contribution and redemption transactions as more fully set forth in Sections 7.17 and 7.18, CapStar Management LLC and CapStar Management II LLC (as defined herein) will each contribute or transfer all of their management agreements and substantially all of their leasehold interests to a newly formed Delaware limited partnership ("CapStar Management OP" and "CapStar Management II OP"), the general partner of which will be a newly formed Delaware corporation and a wholly-owned subsidiary of CapStar ("OPCO"), and, immediately prior to the Merger, CapStar will distribute the stock of OPCO to CapStar's stockholders (the "Spin-Off Transaction"); (ii) pursuant to a series of merger, contribution and redemption transactions as more fully set forth in Sections 7.17 and 7.18, CapStar Management LLC and CapStar Management II LLC will each contribute or transfer all their hotel assets to a newly formed Delaware limited liability company (the "CapStar Hotel LLC" and "CapStar Hotel II LLC") and, concurrent with the Merger, the CapStar Parties and the AGH Parties will effect a business combination of the CapStar Hotel LLC and CapStar Hotel II LLC with the AGH OP as contemplated by Section 3.1, with the AGH OP as the survivor (the "OP Reorganization"); and (iii) the AGH Parties will enter into an Exchange Rights Agreement in substantially the form attached hereto as Exhibit B (the "Exchange Rights Agreement"), with certain holders (the "CapStar Members" or "CapStar LPs") of limited liability company membership interests in CapStar Hotel LLC and CapStar Hotel II LLC (prior to giving effect to the OP Reorganization)."

  2. Section 3.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

  "3.1 OP Business Combination.

  (a) Immediately prior to the Effective Time, AGH shall cause AGH GP (as defined herein), AGH's Subsidiary that acts as general partner of the AGH OP, to merge with and into AGH. Immediately following the Effective Time, the Surviving Corporation shall, consistent with the AGH Operating Partnership Agreement (as defined herein), contribute all of its assets (other than AGH OP Units) (as such term is defined herein) to the AGH OP and the Surviving Corporation shall expressly assume all obligations of the General Partner thereunder (the "Surviving Corporation Contribution and Assumption").

  (b) Immediately following the Surviving Corporation Contribution and Assumption, the Surviving Corporation shall cause CapStar Hotel LLC and CapStar Hotel II LLC to merge (the "OP Merger") with and into the AGH OP in accordance with the Delaware Revised Uniform Limited Partnership Act ("DRULPA") and the Delaware Limited Liability Act (the "LLC Act"), with the AGH OP as the surviving entity (the "OP Business Combination"). At the Effective Time, the Surviving Corporation shall cause CapStar Hotel LLC and CapStar Hotel II LLC to execute the Agreement and Plan of Merger and Certificate of Merger (the "OP Merger Articles") in the form attached hereto as Exhibit D, which certificate shall then be executed by the AGH OP and filed with the Secretary of State of the State of Delaware. The effects of the OP Merger Articles are set forth in the OP Merger Articles, the DRULPA and the LLC Act. The OP Business Combination shall have, to the extent applicable, the same economic and tax consequences for the members of CapStar Hotel LLC and CapStar Hotel II LLC and the limited partners of AGH OP as the Merger has for holders of CapStar Common Stock and the AGH Common Stock, respectively; provided, however, that the holders of preferred units of limited partnership interest in the AGH OP and the holders of CapStar Preferred OP Units (as defined herein) which will be converted into preferred membership limited liability company units in CapStar Hotel LLC and CapStar Hotel II LLC, if applicable, will be provided with substantially the same rights, privileges, and preferences that such holders currently have in effect.

  (c) Concurrently with the issuance contemplated by Section 2.2(b), the Surviving Corporation shall (i) cause to be issued to the CapStar Members, units of limited partnership in the AGH OP issuable upon consummation of the OP Business Combination and (ii) enter into, and cause the AGH OP to enter into, an Exchange Rights Agreement with each CapStar LLC."

  3. Section 7.17 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

  "7.17 Pre-Merger Transactions. Prior to the Effective Time, the CapStar Parties shall effectuate the following transactions as part of the OP
Reorganization:

  (a) CapStar General Corp., the general partner of CapStar Management II, will merge with and into CapStar, CapStar Limited Corp., the limited partner of CapStar Management II, will merge with and into CapStar, CapStar LP Corporation, a limited partner of CapStar Management I, will merge with and into CapStar; CapStar Limited I Corp., a limited partner of CapStar Management I, will merge with and into CapStar; CapStar Limited II Corp., a limited partner of CapStar Management I, will merge with and into CapStar; CapStar Limited III Corp., a limited partner of CapStar Management I, will merge with and into CapStar; CapStar Limited IV Corp., a limited partner of CapStar Management I, will merge with and into CapStar; CapStar Limited V Corp., a limited partner of CapStar Management I, will merge with and into CapStar; CapStar Limited VI Corp., a limited partner of CapStar Management I, will merge with and into CapStar; and CapStar Limited VII Corp., a limited partner of CapStar Management I, will merger with and into CapStar;

  (b) CapStar Management I and CapStar Management II will each convert into a limited liability company, CapStar Management Company, L.L.C. ("CapStar Management LLC") and CapStar Management Company II, L.L.C. ("CapStar Management II LLC"), respectively, and each limited liability company will have CapStar and the CapStar Members as its members;

  (c) CapStar Management LLC will contribute all of its hotel related assets as set forth on Schedule 7.17(c) to the CapStar Disclosure Letter, together will all its other assets (except those set forth on Schedule 7.17(d) to the CapStar Disclosure Letter), subject to all of its liabilities except for such liabilities set forth on Schedule 7.17(d), to CapStar Hotel LLC in exchange for interests in CapStar Hotel LLC;

  (d) CapStar Management II LLC will contribute all of its hotel related assets as set forth on Schedule 7.17(c) to the CapStar Disclosure Letter, together will all its other assets (except those set forth on Schedule 7.17(d) to the CapStar Disclosure Letter), subject to all of its liabilities except for such liabilities set forth on Schedule 7.17(d), to CapStar Hotel II LLC in exchange for interests in CapStar Hotel II LLC;

  (e) CapStar Management LLC will contribute all of its management and substantially all of its leasehold related assets (inclusive of certain leases, interests in joint ventures and certain notes, each as set forth on

Schedule 7.17(d) to the CapStar Disclosure Letter), subject to $30 million in indebtedness and such other liabilities as set forth on Schedule 7.17(d) to the CapStar Disclosure Letter, to CapStar Management OP in exchange for interests in CapStar Management OP;

  (f) CapStar Management II LLC will contribute all its management and substantially all of its leasehold related assets (inclusive of certain leases, interests in joint ventures and certain notes, each as set forth on
Schedule 7.17(d) to the CapStar Disclosure Letter), subject to $30 million in indebtedness and such other liabilities as set forth on Schedule 7.17(d) to the CapStar Disclosure Letter, to CapStar Management II OP in exchange for interests in CapStar Management II OP;

  (g) CapStar Management LLC will redeem CapStar's interests in CapStar Management LLC in exchange for CapStar's pro rata share of its interests in CapStar Management OP and CapStar Hotel LLC;

  (h) CapStar Management II LLC will redeem CapStar's interests in CapStar Management II LLC in exchange for CapStar's pro rata share of its interests in CapStar Management II OP and CapStar Hotel II LLC;

  (i) CapStar will contribute its interests in CapStar Management OP and CapStar Management II OP to OPCO in exchange for 100% of the outstanding capital stock of OPCO; and

  (j) CapStar will distribute 100% of the OPCO stock to CapStar's stockholders in connection with the Spin-Off Transaction.

  4. Section 7.18 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

  "7.18 Spin-Off Transaction. Immediately prior to the Effective Time, CapStar will effectuate the Spin-Off Transaction as follows:

  (a) CapStar Management II LLC will merge with and into CapStar Management LLC, with CapStar Management LLC being the surviving entity ("CapStar Management LLC");

  (b) CapStar Management II OP will merge with and into CapStar Management OP, which will be the surviving entity and will have OPCO as its general partner and CapStar Management LLC as its limited partner;

  (c) CapStar Hotel LLC and CapStar Hotel II LLC will merge with and into AGH
OP;

  (d) Pursuant to the transactions as set forth in Section 7.17(d), all of the assets set forth on Schedule 7.17(d) to the CapStar Disclosure Letter, subject to $30.0 million in indebtedness and such other liabilities as set forth on such schedule, will be held by CapStar Management OP, a Subsidiary of OPCO;

  (e) CapStar will distribute pro rata to its stockholders, as a distribution taxable under Section 301 or 356 of the Code, all of the issued and outstanding shares of common stock of OPCO (the "OPCO Stock");

  (f) CapStar will cause the OPCO Stock to be listed or quoted on either the NYSE, the American Stock Exchange or the Nasdaq National Market (as applicable), subject to official notification of issuance;

  (g) OPCO and CapStar will enter into a Contribution, Assumption and Indemnity Agreement in the form attached hereto as Exhibit F in connection with the Spin-Off Transaction;

  (h) CapStar will cause OPCO to tender employment agreements, make offers of employment and grant restricted stock and stock options to certain existing employees of CapStar and AGH as set forth on Schedule 7.6 to the CapStar Disclosure Letter;

  (i) CapStar will cause OPCO to enter into the Intercompany Agreement in the form attached hereto as Exhibit G (the "Intercompany Agreement") with the Surviving Corporation;

  (j) CapStar will cause the persons set forth on Schedule 7.18(g)(i) of the CapStar Disclosure Letter to be elected to the Board of Directors of OPCO and the persons set forth on Schedule 7.18(g)(ii) of the CapStar Disclosure Letter to be elected as officers of OPCO to hold such positions set forth beside their respective names; and

  (k) CapStar shall cause the organizational documents of OPCO and its Subsidiaries to be submitted to AGH for its review, comment and approval, which approval shall not be unreasonably withheld, prior to such documents being adopted by OPCO."

  5. Section 8.1 clause (n) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

  "(n) Credit Facility. The AGH Parties shall have obtained a $1 billion dollar revolving and term loan credit facility."

  6. Section 8.3 clause (h) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

  "(h) Net Worth Certificate. KPMG Peat Marwick LLP will include in its "cold comfort" letter as provided in section 8.3(b) herein, "cold comfort," pursuant to specific procedures which are customary in scope and substance for "cold comfort" letters, to the effect that the pro forma balance sheet of OPCO as of March 31, 1998 reflects that OPCO's owners'/stockholders' equity does not exceed $75 million (after taking into account the transactions contemplated by this Agreement).

  7. Exhibit D to the Merger Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit D to this Amendment.

  8. Exhibit G to the Merger Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit G to this Amendment.

  9. The Agreement is hereby amended to provide that (a) all references to "CapStar Hotel OP" shall be changed to "CapStar Hotel LLCs", (b) all references to "CapStar LPs" shall be changed to "CapStar Members".

  10. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  11. Except as hereby modified, the Merger Agreement is hereby ratified and affirmed in its entirety.

  IN WITNESS WHEREOF, the AGH Parties and the CapStar Parties have caused this Amendment to be signed by the respective officers thereunto duly authorized all as of the date first written above.

ATTEST:                                   AMERICAN GENERAL HOSPITALITY
                                          CORPORATION, a Maryland corporation

         /s/ Bruce G. Wiles                        /s/ Steven D. Jorns
By: _________________________________     By: _________________________________
         Assistant Secretary                Name: Steven D. Jorns
                                            Title:  Chairman, Chief Executive
                                                   Officer and President

                                          AMERICAN GENERAL HOSPITALITY
                                          OPERATING PARTNERSHIP, L.P., By: AGH
                                          GP, Inc., its general partner

         /s/ Bruce G. Wiles                        /s/ Steven D. Jorns
By: _________________________________     By: _________________________________
         Assistant Secretary                Name: Steven D. Jorns
                                            Title:  Chairman, Chief Executive
                                                   Officer and President

ATTEST:                                   CAPSTAR HOTEL COMPANY, a Delaware
                                          corporation

       /s/ William H. Diamond                     /s/ Paul W. Whetsell
By: _________________________________     By: _________________________________
         Assistant Secretary                Name: Paul W. Whetsell
                                            Title:  Chief Executive Officer
                                            and
                                                   President

                                          CAPSTAR MANAGEMENT COMPANY, L.P.,
                                          By: CapStar Hotel Company, its
                                          general partner

       /s/ William H. Diamond                     /s/ Paul W. Whetsell
By: _________________________________     By: _________________________________
         Assistant Secretary                Name: Paul W. Whetsell
                                            Title:  Chief Executive Officer
                                            and
                                                   President

                                          CAPSTAR MANAGEMENT COMPANY II, L.P.,
                                          By: CapStar General Corp., its
                                          general partner

       /s/ William H. Diamond                     /s/ Paul W. Whetsell
By: _________________________________     By: _________________________________
         Assistant Secretary                Name: Paul W. Whetsell
                                            Title:  Chief Executive Officer
                                            and
                                                   President

                                                                       Exhibit D
                                                                       ---------


                                    FORM OF
                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of ________, 1998 (this "Agreement"), among CAPSTAR HOTEL OPERATING COMPANY, L.L.C., a Delaware limited liability company (the "CapStar Hotel LLC"), CAPSTAR HOTEL OPERATING COMPANY II, L.L.C., a Delaware limited liability company (the "CapStar Hotel II LLC"; and together with the CapStar Hotel LLC, the "CapStar Hotel LLCs"), and AMERICAN GENERAL HOSPITALITY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the "Operating Partnership").

                                 WITNESSETH:

     WHEREAS, the Operating Partnership desires to acquire the properties and other assets, and to assume all of the liabilities and obligations, of the CapStar Hotel LLCs by means of a merger of the CapStar Hotel LLCs with and into the Operating Partnership;

     WHEREAS, Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. (S)17-101, et seq. (the "Delaware RULPA"), and Section 18-209 of
                         -- ---
the Delaware Limited Liability Act, 6 Del.C. (S) 18-101, et seq. (the "LLC
                                                         -- ---
Act"), authorizes the merger of a Delaware limited liability company with and into a Delaware limited partnership;

     WHEREAS, the CapStar Hotel LLCs and the Operating Partnership now desire to merge (the "Merger"), following which the Operating Partnership shall be the surviving limited entity;

     WHEREAS, AGH GP, Inc., in its capacity as the general partner of the Operating Partnership, and any successor thereto of such general partner interest (the "Operating Partnership GP"), and the requisite number of the limited partners of the Operating Partnership, have approved this Agreement and the consummation of the Merger;

     NOW THEREFORE, the parties hereto, intending to he legally bound, hereby agree as follows:

                                 ARTICLE I

                                 THE MERGER

          SECTION 1.01  The Merger.
                        ----------

          (a) On the date hereof, the Operating Partnership, which shall be the surviving limited partnership, shall merge with the CapStar Hotel LLCs and shall file a certificate of merger substantially in the form of Exhibit 1 hereto (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in connection with the Merger. The Merger shall become effective at such time as is specified in the Certificate of Merger (the "Effective Time").

          (b) At the Effective Time, the CapStar Hotel LLCs shall be merged with and into the Operating Partnership, whereupon the separate existence of the CapStar Hotel LLCs shall cease, and the Operating Partnership shall be the surviving limited partnership of the Merger (the "Surviving Partnership") in accordance with Section 17-211 of the Delaware RULPA and Section 18-209 of the LLC Act.

          SECTION 1.02  Exchange of Interests.  At the Effective Time:
                        ---------------------

          (a) Each common unit of limited liability company interest in the CapStar Hotel LLCs held by the members in the CapStar Hotel LLCs shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become 1.0 Class B unit of limited partner interest in the Surviving Partnership;

          (b) Each preferred unit of limited liability company interest in the CapStar Hotel LLCs shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become 1.0 Class D unit of limited partner interest in the Surviving Partnership, with the rights, privileges and preferences set forth on Exhibit 2 hereof (the "Class D Certificate of Designation");

          (c) Each unit of limited partner interest in the Operating Partnership outstanding immediately prior to the Effective Time that is classified as a general partner unit shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become .8475 units of general partner interest in the Surviving Partnership;

          (d) Each unit of limited partner interest in the Operating Partnership shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become .8475 units of limited partner interest in the Surviving Partnership;

          (e) Each Class B unit of limited partner interest in the Operating Partnership shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become .8475 Class B units of limited partner interest in the Surviving Partnership; and

          (f) Each Class C unit of limited partner interest in the Operating Partnership shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become .8475 Class C units of limited partner interest in the Surviving Partnership.


                                  ARTICLE II

                           THE SURVIVING PARTNERSHIP

          SECTION 2.01  Partnership Agreement.  (a) The partnership agreement of
                        ---------------------
the Operating Partnership in effect at the Effective Time and as amended at the Effective Time to include the Class D Certificate of Designation shall be the partnership agreement of the Surviving Partnership unless and until amended in accordance with its terms and applicable law. The name of the Surviving Partnership shall be "MeriStar Hospitality Operating Partnership."

          (b) Without the need for any further action or consent of any person or entity, at the Effective Time, each member of the CapStar Hotel LLCs shall be deemed admitted to the Surviving Partnership as a limited partner of the Surviving Partnership.

                                  ARTICLE III

                       TRANSFER AND CONVEYANCE OF ASSETS
                         AND ASSUMPTION OF LIABILITIES

          SECTION 3.01   Transfer, Conveyance and Assumption.  At the Effective
                         -----------------------------------
Time, the Operating Partnership shall continue in existence as the Surviving Partnership, and without further transfer, succeed to and possess all of the rights, privileges and powers of the CapStar Hotel LLCs, and all of the assets and property of whatever kind and character of the CapStar Hotel LLCs shall vest in the Operating Partnership without further act or deed; thereafter, the Operating Partnership, as the Surviving Partnership, shall be liable for all of the liabilities and obligations of the CapStar Hotel LLCs, and any claim or judgment against the CapStar Hotel LLCs may be enforced against the Operating Partnership, as the Surviving Partnership, in accordance with Section 17-211 of the Delaware RULPA and Section 18-209 of the LLC Act.

          SECTION 3.02   Further Assurances.  If at any time the Operating
                         ------------------
Partnership shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Operating Partnership the title to any property, or right of the CapStar Hotel LLCs, or otherwise to carry out the provisions hereof, the proper representatives of the CapStar Hotel LLCs as of the Effective Time shall execute and deliver any and all proper deeds, assignments, and assurances and do all things necessary or proper to vest, perfect or convey title to such property, or right in the Surviving Partnership, and otherwise to carry out the provisions hereof.

                                  ARTICLE IV

                                 MISCELLANEOUS

          SECTION 4.01  General Partner Authorization.  The general partner of
                        -----------------------------
the Surviving Partnership shall be authorized, at such time in its sole discretion as it deems appropriate to execute, acknowledge, verify, deliver, file and record, for and in the name of the Operating Partnership and, to the extent necessary, the Operating Partnership GP, the limited partners of the Operating Partnership, and the members of the CapStar Hotel LLCs, any and all documents and instruments including, without limitation, the partnership agreement of the Surviving Partnership and the Certificate of Merger, and shall do and perform any and all acts required by applicable law which the general partner of the Surviving Partnership deems necessary or advisable, in order to effectuate the Merger.

          SECTION 4.02  No Waivers.  No failure or delay by any party hereto in
                        ----------
exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 4.03  Governing Law.  This Agreement shall be construed in
                        -------------
accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.

          SECTION 4.04  Counterparts, Effectiveness.  This Agreement may be
                        ---------------------------
signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received the counterpart hereof signed by the other party hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.


Attest:                         AMERICAN GENERAL HOSPITALITY
                                OPERATING PARTNERSHIP, L.P.

                                By:  American General Hospitality Corporation,
--------------------------           as General Partner
     Secretary
                                By:
                                    --------------------------------------
                                    Name:
                                    Title:

Attest:                         CAPSTAR HOTEL OPERATING COMPANY, L.L.C.

                                By:                                       ,
                                    --------------------------------------
--------------------------          as Member
     Secretary
                                By:
                                    --------------------------------------
                                    Name:
                                    Title:

Attest:                         CAPSTAR HOTEL OPERATING COMPANY II, L.L.C.

                                By:                                       ,
                                    --------------------------------------
--------------------------          as Member


                                By:  _______________________________
                                     Name:
                                     Title:

                                                                       Exhibit 1


                             CERTIFICATE OF MERGER
                                      OF
                    CAPSTAR HOTEL OPERATING COMPANY, L.L.C.
                                      AND
                  CAPSTAR HOTEL OPERATING COMPANY II, L.L.C.
                                     INTO
                             MERISTAR HOSPITALITY
                          OPERATING PARTNERSHIP, L.P.
                         DATED:  _______________, 1998


     The undersigned limited partnership formed and existing under and by virtue of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. (S)17- 101,
                                                           -------
et seq. (the "Act"),
-- ---

     DOES HEREBY CERTIFY:

     FIRST: The name and jurisdiction of formation or organization of each of the constituent entities which is to merge are as follows:

     Jurisdiction of
               Name                             Formation or Organization
               ----                             -------------------------

     CapStar Hotel Operating Company, L.L.C.            Delaware

     CapStar Hotel Operating Company II, L.L.C.         Delaware

     MeriStar Hospitality
     Operating Partnership, L.P.                        Delaware

     SECOND: An Agreement and Plan of Merger has been approved and executed in accordance with Section 17-211 of the Act and Section 18-209 of the Delaware Limited Liability Company Act by (i) CapStar Hotel Operating Company, L.L.C. ("CapStar Hotel LLC"), (ii) CapStar Hotel Operating Company II, L.L.C. ("CapStar Hotel II, LLC," and together with CapStar Hotel LLC, the "CapStar Parties") and
(iii) MeriStar Hospitality Operating Partnership, L.P. ("MeriStar OP").

     THIRD: The name of the surviving Delaware limited partnership is "MeriStar Hospitality Operating Partnership, L.P."

     FOURTH: The merger of the CapStar Parties into MeriStar OP shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

     FIFTH: The executed Agreement and Plan of Merger is on file at the principal place of business of the surviving limited partnership. The address of the principal place of business of the surviving limited partnership is 1010 Wisconsin Avenue, NW, Washington, D.C. 20007.

     SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving limited partnership, on request and without cost, to any member of the CapStar Parties and to any partner of MeriStar OP.

                                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

                                By:  MeriStar Hospitality Corporation,
                                     as General Partner


                                By:
                                    ----------------------------------------
                                    Name:
                                    Title:

                                                                       Exhibit G
                                                                       ---------



                        FORM OF INTERCOMPANY AGREEMENT


          THIS INTERCOMPANY AGREEMENT (the "Agreement") is made and entered into as of _________, 1998, among MeriStar Hospitality Corporation, a Maryland corporation ("MSH"), MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership ("MSH OP" and together with MSH, the "MSH Parties"), CMC Operating Company, a Delaware corporation ("OPCO") and CMC Operating Partnership, L.P., a Delaware limited partnership ("OPCO OP" and together with OPCO, the "OPCO Parties").

                                 WITNESSETH:

          WHEREAS, MSH owns, directly or indirectly, a 1% general partnership interest and an approximately __% limited partnership interest, in MSH OP;

          WHEREAS, OPCO owns, directly or indirectly, a __ % general partnership interest and an approximately __ % limited partnership interest, in OPCO OP;

          WHEREAS, the MSH Parties may in certain circumstances determine that they are precluded from pursuing, or are limited in the manner in which they pursue, various business opportunities due to the status of MSH as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code");

          WHEREAS, OPCO is a newly created corporation that was formed for the purposes of, among other things, becoming a lessee and operator of various types of assets, including hotel properties owned by the MSH OP and its subsidiaries and others; and

          WHEREAS, in light of the purposes for which OPCO was formed, the MSH Parties and the OPCO Parties desire to enter into this Agreement in order (a) to provide to each other a right of first opportunity with respect to certain investment opportunities available to each of them, (b) for the OPCO Parties to provide certain corporate and other general services to the MSH Parties, and (c) to set forth certain terms regarding cooperation and coordination between the MSH Parties and the OPCO Parties.

          NOW, THEREFORE, in consideration of the premises and mutual undertakings herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the undersigned parties hereby agree as follows:

          1.  Definitions.   Except as may be otherwise herein expressly
              -----------
provided, the following terms and phrases shall have the meanings set forth below:

          (a) "Change in Control" shall mean a change in ownership or control of a party effected through either of the following transactions:

          (i) any person or related group of persons (other than such party or a Controlled Affiliate of such party) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of such party's outstanding securities; or

          (ii) there is a change in the composition of such party's Board of Directors over a period of thirty-six (36) consecutive months (or less) such that a majority of Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

          (b) "Company Affiliate" means any entity in which a majority of the beneficial ownership interests are owned by MSH OP or by any entity controlled by, controlling or under common control with MSH OP.

          (c) "Controlled Affiliate" shall mean, with respect to any party, any entity controlled by, controlling or under common control with such party.

          (d) "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

          (e) "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

          (f) "Merger" means the merger of CapStar Hotel Company ("CapStar") with and into MSH pursuant to the Agreement and Plan of Merger among CapStar, MSH, the MSH OP and the other parties specified therein, dated March 15, 1998.

          (g) "Registration Statement" means any registration statement filed under the Securities Act that covers a Securities Issuance, including the related prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

          (h) "REIT Opportunity" means a direct or indirect opportunity to invest in (i) real estate or hotel properties, real estate mortgages, real estate derivatives, or entities that invest primarily in or have a substantial portion of their assets in the aforementioned types of real estate assets, or
(ii) any other investments which may be structured in a manner so as to be REIT-Qualified Investments (as hereinafter defined), as determined by the MSH Parties in their sole discretion. The MSH Parties shall have the right from time to time to provide written notice to the OPCO Parties specifying certain criteria for a REIT Opportunity in addition to the criteria specified above in this definition of REIT Opportunity. Any such written notice from the MSH Parties may be modified or canceled by written notice given by the MSH Parties at any time. The definition of REIT Opportunity shall be modified as appropriate from time to time in accordance with any such written notices sent by the MSH Parties.

          (i) "Securities Act" means the Securities Act of 1933, as amended.

          (j) "Securities Issuance" means a private or public offering, sale, issuance or delivery of, or commitment or agreement to commit to offer, sell, issue or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class, any limited partnership interests or units, or any other debt or equity securities (including, without limitation, indebtedness having the right to vote, indebtedness convertible into any equity of any class or any other securities), or equity equivalents of either (including, without limitation, stock appreciation rights). Securities Issuance shall also mean any reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares for other shares of the companies, repurchase or redemption of shares, change in corporate structure or the like in which the outstanding securities would be increased, decreased or changed into or exchanged for a different number or kind of securities.

          (k) "Tenant Opportunity" means the opportunity to become the lessee under a mutually agreed upon lease arrangement of a property owned or subsequently acquired by the MSH Parties if the MSH Parties, in their sole discretion, determine that (i) consistent with MSH's status as a REIT, the MSH Parties are required to enter into such a lease arrangement for such property, including without limitation a hotel or similar type of facility and (ii) the OPCO Parties or an entity that the OPCO Parties control is qualified to be the lessee based on experience in the industry and financial and legal qualifications. A Tenant Opportunity shall not include (1) a property which already has an existing lessee as of the date of this Agreement (or, with respect to a property acquired subsequent to the date of this Agreement, which has an existing binding lessee arrangement that predates the acquisition of the property by the MSH Parties), provided that the MSH Parties shall offer any such lessee interest to the OPCO Parties if the lessee interest subsequently becomes available), (2) an opportunity in which the seller of the property (or any affiliate or designee of the seller) desires to enter into a lease agreement with the MSH Parties, or (3) a property which has at any time been leased from any of the MSH Parties to any of the OPCO Parties. The OPCO Parties shall have the right from time to time to provide written notice to the MSH Parties specifying certain criteria for a Tenant Opportunity in addition to the criteria specified above in this definition of Tenant Opportunity. Any such written notice from the OPCO Parties may be modified or canceled by written notice given by the OPCO Parties at any time. The definition of Tenant Opportunity shall be modified as appropriate from time to time in accordance with any such written notices sent by the OPCO Parties.

          2.  MeriStar Right of First Opportunity.
              ------------------------------------

          (a) During the term of this Agreement, if the OPCO Parties develop a REIT Opportunity, or if any REIT Opportunity otherwise becomes available to the OPCO Parties, the OPCO Parties shall first offer such REIT Opportunity to the MSH Parties. The offer shall be made by written notice (the "OPCO Notice") from the OPCO Parties to the MSH Parties, which OPCO Notice shall contain a detailed description of the material terms and conditions of the REIT Opportunity. The MSH Parties shall have twenty days (the "Twenty-Day Period") from the date of receipt of the OPCO Notice to notify the OPCO Parties in writing that it has accepted or rejected the REIT Opportunity. If the MSH Parties do not respond by the end of the Twenty-Day Period, the MSH Parties shall be deemed to have rejected the REIT Opportunity. If the MSH Parties accept a REIT Opportunity, but subsequently decide not to pursue such opportunity, or for any other reason fail to consummate the REIT Opportunity, the MSH Parties shall immediately provide written notice that they are no longer pursuing such REIT Opportunity to the OPCO Parties. Notwithstanding the provisions set forth in this Section 2(a), the OPCO Parties may make a limited minority investment or contribution as part of a lease arrangement with a party that is not a Controlled Affiliate of the OPCO Parties in a bona fide arm's-length transaction; provided that such
                                                          --------
investment does not materially impact the OPCO Parties' financial and legal qualifications to lease and manage additional MeriStar properties.

          (b) If the MSH Parties reject a REIT Opportunity, or accept such REIT Opportunity but thereafter provide, or are required by the provisions hereof to provide, written notice to the OPCO Parties that they are no longer pursuing such REIT Opportunity, the OPCO Parties shall, for a period of one year after the MSH Withdrawal Date (as hereinafter defined), be entitled to acquire the REIT Opportunity (i) at a price, and on terms and conditions, that are not more favorable to the OPCO Parties in any material respect than the price and terms and conditions set forth in the OPCO Notice relating to such REIT Opportunity or (ii) if the MSH Parties, at any time after the OPCO Notice, negotiated a different price, terms or conditions with the seller, then at a price, and on terms and conditions, that are not more favorable than, the price and terms and conditions negotiated by the MSH Parties with the seller. If the OPCO Parties do not enter into a binding agreement to acquire the REIT Opportunity within such one-year period, or if the price and terms and conditions are more favorable to the OPCO Parties in any material respect than the price and terms and conditions set forth in the OPCO Notice (or, if applicable, than the price and terms and conditions negotiated by the MeriStar Parties with the seller subsequent to the OPCO Notice), the OPCO Parties shall again be required to comply with the procedures set forth above in
Section 2(a) if they desire to acquire such REIT Opportunity. The MSH Withdrawal Date means any one of the following dates, as applicable: (i) the date that the MSH Parties notify the OPCO Parties that they have rejected the REIT Opportunity, (ii) if the MSH Parties do not respond to the OPCO Parties regarding the REIT Opportunity, the expiration date of the Twenty-Day Period, or
(iii) if the MSH Parties accept the REIT Opportunity but subsequently cease to pursue the opportunity, the earlier of (A) 30 days after the date on which the MSH Parties cease to pursue the REIT Opportunity or (B) the date of receipt by the OPCO Parties of written notice from the MSH Parties that they are no longer pursuing the REIT Opportunity.

          (c) The OPCO Parties agree to use their commercially reasonable efforts to assist the MSH Parties in structuring and consummating any REIT Opportunity accepted by the MSH Parties, on terms determined by the MSH Parties (including without limitation structuring such investment opportunity as a "REIT-Qualified Investment," as hereinafter defined). A "REIT-Qualified Investment" means an investment, the income from which would qualify under the 95% gross income test set forth in Section 856(c)(2) of the Code, the ownership of which would not cause a REIT to violate the asset limitations set forth in
Section 856(c)(5) of the Code, and which otherwise meets the federal income tax requirements applicable to REITs. Any expenses incurred that are directly related to structuring an investment as a REIT-Qualified Investment shall be borne solely by the MSH Parties.

          3.  OPCO Right of First Opportunity for Tenant Opportunity.
              ------------------------------------------------------

          (a) During the term of this Agreement, if the MSH Parties develop a Tenant Opportunity, or if a Tenant Opportunity otherwise becomes available to the MSH Parties, the MSH Parties shall first offer such Tenant Opportunity to the OPCO Parties. The offer shall be made by written notice (the "MSH Notice") from the MSH Parties to the OPCO Parties, which MSH Notice shall contain a detailed description of the material terms and conditions under which the MSH Parties propose to offer such Tenant Opportunity to the OPCO Parties. The MSH Parties shall thereafter provide or cause to be provided promptly to the OPCO Parties such additional information relating to the Tenant Opportunity as the OPCO Parties reasonably may request. For a period of 30 days after the date that the MSH Parties deliver the MSH Notice to the OPCO Parties, the MSH Parties and the OPCO Parties shall negotiate with each other on an exclusive basis with respect to such Tenant Opportunity. If the MSH Parties and the OPCO Parties are unable to enter into a mutually satisfactory arrangement with respect to the Tenant Opportunity within such 30-day period, or if the OPCO Parties indicate that they are not interested in pursuing such Tenant Opportunity (in which event the OPCO Parties shall provide written notice to the MSH Parties as soon as the OPCO Parties decide against pursuing such opportunity), then the MSH Parties shall be free for a period of one year after the expiration of such 30-day period to enter into a binding agreement with respect to such Tenant Opportunity with any party at a price and on terms and conditions that are not materially more favorable to the tenant than the price and terms and conditions last proposed in writing by the MSH Parties to the OPCO Parties. If the MSH Parties do not enter into a binding agreement with respect to such Tenant Opportunity within such one-year period, or if the price and terms and conditions are more favorable to the tenant in any material respect than the price and terms and conditions last proposed in writing by the MSH Parties to the OPCO Parties, the MSH Parties shall again be required to comply with the procedures set forth above in this
Section 3(a) if they desire to pursue such Tenant Opportunity.

          (b) The OPCO Parties agree to cooperate with the MSH Parties in structuring all dealings with outside parties in connection with any Tenant Opportunity that the OPCO Parties and the MSH Parties agree to enter into pursuant to Section 3(a) above. The OPCO Parties agree to cooperate with the MSH Parties in structuring any Tenant Opportunity with the MSH Parties as a "REIT-Qualified Investment" for the MSH Parties. The MSH Parties shall have the right, in their sole discretion, to structure any investment as a REIT-Qualified Investment, even if such structuring prevents the MSH Parties from creating a Tenant Opportunity for the OPCO Parties.

          4.   General Terms and Conditions for Rights of First Opportunity.
               -------------------------------------------------------------

          (a) Unless waived or agreed to as part of an investment or otherwise provided in this Agreement, each party shall bear its own expenses with respect to any opportunity to which this Agreement is applicable, and each party agrees that it shall not be entitled to any compensation from the other party with respect to any such opportunity.

          (b) A party shall not be required to comply with the right of first opportunity and notification requirements set forth in this Agreement during any period in which the other party or any Controlled Affiliate of such other party is in default of this Agreement or any other agreement entered into by the parties hereto or any of their Controlled Affiliates, if such default is material and remains uncured for fifteen days after receipt of notice thereof.

          (c) Any opportunity which is offered to and accepted by the MSH Parties under this Agreement may be entered into by or on behalf of the MSH Parties or by any designee which is a Company Affiliate or Controlled Affiliate of the MSH Parties. Any opportunity which is offered to and accepted by the OPCO Parties under this Agreement may be entered into by or on behalf of the OPCO Parties or by any designee which is a Controlled Affiliate of the OPCO Parties.

          (d) All rights of first opportunity set forth in this Agreement shall be subordinated to any seller consent and confidentiality requirements; no party shall be required to comply with the first opportunity set forth in this Agreement if such compliance would violate any seller consent or confidentiality requirements.

          (e) While it is in the intention of the parties to align their businesses in accordance with the terms of this Agreement, each party shall act independently in its own best interests, and neither party shall be considered a partner or agent of the other party or to owe any fiduciary or other common law duties to the other party.

          5.   Provision of Certain Services.
               -----------------------------

          (a) During the term of this Agreement, the OPCO Parties shall provide the MSH Parties with such administrative, corporate, accounting, financial, insurance, legal, tax, data processing, human resources and operational services as the MSH Parties shall from time to time reasonably request.

          (b) The MSH Parties shall compensate the OPCO Parties for the services provided to the MSH Parties under this Section 5 in an amount determined in good faith by the OPCO Parties as the amount an unaffiliated third party would charge the MSH Parties for comparable services and shall reimburse the OPCO Parties for certain costs incurred and paid to third parties on behalf of the MSH Parties. The OPCO Parties shall, on a monthly basis, provide the MSH Parties with a statement setting forth its charges for such services and the MSH Parties shall pay all undisputed charges within ten days of the receipt by the MSH Parties of such monthly statement.

          6.  Non-Exclusive License.
              ---------------------

          (a) Subject to the terms and conditions of this Agreement, the OPCO Parties hereby grant to the MSH Parties, and the MSH Parties hereby accept, a non-exclusive, royalty-free license to use "MeriStar Hospitality Corporation" and other names that include "MeriStar Hospitality Corporation" (the "Licensed Property") in the corporate name of the MSH Parties. The MSH Parties acknowledge and agree that the terms of this Agreement shall not restrict the ability of the OPCO Parties and its Affiliates to use the Licensed Property.

          (b) Upon the termination of this Agreement pursuant to Section 12, (i) all rights of the MSH Parties to the Licensed Property shall immediately terminate and the MSH Parties shall have no further rights with respect thereto;
(ii) the MSH Parties shall not offer any services in connection with the Licensed Property or any confusingly similar Licensed Property and shall cease all use of the Licensed Property (including, without limitation, the use of the Licensed Property in the corporate name of the MSH Parties); and (iii) the MSH Parties shall promptly cease any activity which suggests they have any rights to the Licensed Property or that it has any association with the OPCO Parties, in either case except as may be contemplated pursuant to any other agreement between the MSH Parties and the OPCO Parties.

          7.  General Cooperation and Coordination.
              ------------------------------------

          (a) The MSH Parties and the OPCO Parties hereby agree that it is in the best interests of both entities and their shareholders that they cooperate to the fullest extent possible in the conduct of their respective operations
with the goal of enhancing value to their respective shareholders.   In
furtherance of the foregoing, meetings of the Boards of Directors of the MSH Parties and the OPCO Parties may be held jointly if their respective Chairmen or Vice Chairmen so decide.

          (b) The MSH Parties and the OPCO Parties each hereby agree to establish, as promptly as practicable following the closing of the Merger, and thereafter to continue in effect, a lease committee which shall negotiate and review all hotel leases to be entered into between the MSH Parties and the OPCO Parties. The MSH Parties' lease committee will consist of directors of MSH that are not also directors of OPCO and the OPCO Parties' lease committee will consist of directors of OPCO that are not also directors of MSH. The lease committees of each of the MSH Parties and the OPCO Parties shall establish such procedures for the conduct of their business as they shall deem appropriate from time to time.

          (c) MSH and OPCO shall make reasonable and ongoing efforts to ensure that members of management of each of the MSH Parties and the OPCO Parties are given appropriate salary, bonuses and options or other similar plans to enhance value to the shareholders of both MSH and OPCO. The respective Board of Directors of MSH and OPCO shall direct each of their compensation committees to take into consideration the objective set forth in the previous sentence in establishing compensation levels and performance criteria for management of MSH and OPCO.

          8.  Procedures in Connection with Equity Offerings.
              ----------------------------------------------

          (a) If either the MSH Parties or the OPCO Parties shall desire to engage in a Securities Issuance (the "Issuing Party"), then such Issuing Party shall give notice (an "Issuance Notice") to such other party (the "Non-Issuing Party") as promptly as practicable of their desire to engage in a Securities Issuance. Such Issuance Notice shall include the proposed material terms of such issuance, to the extent determined by the Issuing Party, including whether such issuance is proposed to be pursuant to a public or private offering, the amount of securities proposed to be issued, and the manner of determining the offering price and other terms thereof.

          (b) Upon receipt of an Issuance Notice, the Non-Issuing Party shall promptly cooperate with the Issuing Party in every way to effect such Securities Issuance pursuant to the terms and schedule thereof as established by the Issuing Party, including, without limitation, the following:

          (i) Making available such members of the Non-Issuing Party's management as shall be requested by the Issuing Party to assist in effecting such Securities Issuance;

          (ii) In connection with a public offering, (A) assisting in the preparation of and (B) executing and filing with the SEC, a Registration Statement or Registration Statements under the Securities Act, including the prospectus contained therein and any amendments or supplements thereto, or any other statements, forms or documents required to be executed pursuant to law or regulation with respect to be executed pursuant to law or regulation with respect to such Securities Issuance, and, in connection therewith, providing the Issuing Party with such information, including financial statements, market studies, environmental and engineering reports and other data, as may be required to be included in such Registration Statement pursuant to the terms of the Securities Act;

          (iii) Promptly notifying the Issuing Party of any information that comes to the attention of the Non-Issuing Party which affects or could affect such Securities Issuance, including, without limitation, the occurrence of any event which makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference or in any other offering document with respect to such Securities Issuance untrue in any material respect or which requires the making of any changes in such Registration Statement, prospectus or any such offering document so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

          (iv) Cooperating with the Issuing Party in the preparation, execution and filing of any documents required under the securities laws of any state;

          (v) Cooperating with the Issuing Party to facilitate the timely preparation and delivery of certificates, if any, representing the Securities Issuance;

          (vi) Obtaining any consents, approvals or authorizations of Governmental Authorities and other third parties as are necessary in connection with such Securities Issuance;

          (vii) In connection with any underwritten public offering, cause appropriate members of the Non-Issuing Party's management to cooperate and participate on a reasonable basis in the underwriters' "road show" conferences related to such offering; and

          (viii) Performing any and all other acts and executing and delivering any and all other certificates, instruments and other documents as shall be requested by the Issuing Party to effect any such Securities Issuance.

          9.  Exchange of Information.
              -----------------------

          (a) Provision of Corporate Records; Agreement for Exchange of
              ---------------------------------------------------------
Information.  From and after the date hereof, the MSH Parties and the OPCO
-----------
Parties shall provide, or cause to be provided, to the other party and such party's authorized accountants, counsel and other designated representatives, as soon as reasonably practicable after written request therefor, reasonable access to and duplicating rights with respect to any Information in the possession or under the control of such party which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, (iii) to comply with its obligations under this Agreement, or (iv) for any other reasonable purpose; provided, however, that in the event that any party determines that any such provision of Information is reasonably likely to be commercially detrimental, violate any law or agreement, or waive any attorney-client or work product privilege, the parties shall take all reasonable measures to attempt to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

          (b) Ownership of Information.  Any Information owned by one party
              ------------------------
hereto that is provided to a requesting party pursuant to Section 9(a) shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise to use any such Information for any purpose other than those described in Section 6(a).

          (c) Compensation for Providing Information.  The party requesting
              --------------------------------------
Information agrees to reimburse the other party for the reasonable costs, if any, of gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with a commercially reasonable procedure.

          10.  Specific Performance.  Each party hereto hereby acknowledges that
               --------------------
the obligations undertaken by it pursuant to this Agreement are unique and that the other party hereto would likely have no adequate remedy at law if such party shall fail to perform its obligations hereunder, and such party therefor confirms that the other party's right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the other party. Accordingly, in addition to any other remedies that a party hereto may have at law or in equity, such party shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by the other party hereto and the right to obtain a temporary restraining order or a temporary or permanent injunction to secure specific performance and to prevent a breach or threatened breach of this Agreement by the other party hereto. Each party submits to the jurisdiction of the courts of the State of New York for this purpose.

          11.  Affiliates.  Each party hereto shall cause all entities that are
               ----------
under its control to comply with the terms hereof.

          12.  Term.  The term of the Agreement shall commence as of the date of
               ----
this Agreement and shall terminate upon the earlier of (a) the tenth (10th) anniversary of the date of this Agreement, and (b) a Change of Control of OPCO. Notwithstanding the foregoing, (i) this Agreement shall terminate if MSH terminates its REIT status for any reason, and (ii) a party hereto may terminate this Agreement if the other party or any Controlled Affiliate of such other party is in default of this Agreement or any other agreement entered into by the parties hereto or any of their Controlled Affiliates, if such default is material and remains uncured for fifteen days after receipt of notice thereof;

provided, however, that if such default cannot be reasonably corrected within
--------  -------
such 15 day period and such defaulting party is attempting in good faith to cure such default, such 15 day period shall be extended for a period not more than ninety days after receipt of notice thereof.

          13.  Miscellaneous.
               -------------

               (a) Notices. Notices shall be sent to the parties at the following addresses:

                    If to the MeriStar Parties:

                    MeriStar Hospitality Corporation
                    1010 Wisconsin Avenue, N.W.
                    Suite 650
                    Washington, D.C.  20007
                    Facsimile:  ________________
                    Attention: President

                         with a copy to:


                    If to the OPCO Parties:

                    CMC Operating Company
                    1010 Wisconsin Avenue, N.W.
                    Suite 650
                    Washington, D.C.  20007
                    Facsimile:
                    Attention:  President
                         with a copy to:


          Notices may be sent certified mail, return receipt requested, Federal Express or comparable overnight delivery service, or facsimile. Notice will be deemed received on the fourth business day following deposit in U.S. mail and on the first business day following deposit with Federal Express or other delivery service, or transmission by facsimile. Any party to this Agreement may change its address for notice by giving written notice to the other party at the address and in accordance with the procedures provided above.

          (b) Reasonable and Necessary Restrictions.  Each of the parties hereto
              -------------------------------------
hereby acknowledges and agrees that the restrictions, prohibitions and other provisions of this Agreement are reasonable, fair and equitable in scope, term and duration, are necessary to protect the legitimate business interests of the parties hereto and are a material inducement to the parties hereto to enter into the transactions described in and contemplated by the recitals hereto. Each party hereto covenants that it will not sue to challenge the enforceability of this Agreement or raise any equitable defense to its enforcement.

          (c) Successors and Assigns.  Except as provided in Section 12, this
              ----------------------
Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall not be assigned without the express written consent of each of the parties hereto.

          (d) Amendments; Waivers.  No termination, cancellation, modification,
              -------------------
amendment, deletion, addition or other change in this Agreement, or any provision hereof or waiver of any right or remedy herein provided, shall be effective for any purpose unless such change or waiver is specifically set forth in a writing signed by the party or parties to be bound thereby, except any addition or modifications to the definition of "REIT Opportunity" or "Tenant Opportunity" as contemplated herein. The waiver of any right or remedy with respect to any occurrence on one occasion shall not be deemed a waiver of such right or remedy with respect to such occurrence on any other occasion.

          (e) Choice of Law.  This Agreement and the rights and obligations the
              -------------
parties hereunder shall be governed by the laws of the State of New York, without regard to the principles of choice of law thereof.

          (f) Severability.  In the event that one or more of the terms or
              ------------
provisions of this Agreement or the application thereof to any person(s) or in any circumstance(s) shall, for any reason and to any extent to be found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such court shall have the power, and hereby is directed, to substitute for or limit such invalid term(s) or application(s) and to enforce such substituted or limited terms or provisions or the application thereof. Subject to the foregoing, the invalidity, illegality or enforceability of any one or more of the terms or provisions of this Agreement, as the same may be amended from time to time, shall not affect the validity, legality or enforceability of any other terms or provision hereof.

          (g) Entire Agreement; No Third-Party Beneficiaries.  This Agreement
              ----------------------------------------------
(i) constitutes the entire agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, between the parties hereto with respect to the subject matter hereof, so that no such external or separate agreement relating to the subject matter of this Agreement shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the parties after the date hereof; and (ii) is not intended to confer upon any other person any rights or remedies hereunder, and shall not be enforceable by any party not a signatory to this Agreement.

          (h) Gender; Number.  As the context requires, any word used herein in
              --------------
the singular shall extend to and include the plural, any word used in the plural shall extend to and include the singular and any word used in any gender or the neuter shall extend to and include each other gender or be neutral.

          (i) Headings.  The headings of the sections hereof are inserted for
              --------
convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

          (j) Counterparts.  This Agreement may be executed in two or more
              ------------
counterparts, each of which together shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its duly authorized corporate officers, as of the date first above written.

                                    MERISTAR HOSPITALITY CORPORATION


                                    By:
                                       ------------------------------------
                                       Name:
                                       Title:

                                    MERISTAR HOSPITALITY OPERATING PARTNERSHIP,
                                    L.P.
                                    By:  MeriStar Hospitality Corporation, its
                                    general partner

                                    By:
                                       ------------------------------------
                                       Name:
                                       Title:


                                    CMC OPERATING COMPANY


                                    By:
                                       ------------------------------------
                                       Name:
                                       Title:

                                    CMC OPERATING PARTNERSHIP, L.P.
                                    By:  CMC OPERATING COMPANY, its general
                                    partner

                                    By:
                                       ------------------------------------
                                       Name:
                                       Title: